NewsRelease

TC PipeLines, LP announces 2019 third quarter financial results

HOUSTON, Texas – November 7, 2019 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported net income attributable to controlling interests of $56 million and distributable cash flow of $78 million for the three months ended September 30, 2019.
“The Partnership’s assets performed well in the third quarter of 2019 and generated solid operational results, benefiting from continued strong natural gas flows, mainly out of the Western Canadian Sedimentary Basin, and from solid contracting levels across our suite of assets,” said Nathan Brown, president of TC PipeLines, GP, Inc. “We continued to maintain the common unit distribution at 65 cents per unit and have utilized cash-on-hand to reduce debt levels such that we have a healthy balance sheet which positions us well to self-fund organic growth opportunities as they arise.”
“Last week, we were pleased to announce the GTN XPress project, our largest organic oppertunity in TCP's 20-year history. This project includes a horsepower replacement program and a brownfield expansion opportunity. The reliability work will enable increased firm natural gas transportation on GTN which, together with the growth component of the project, will sum to 250,000 Dth/d in additional long-term contracts on the pipeline system,” continued Brown. “This project was developed in response to shipper demand for incremental transportation service and will enhance market access for growing WCSB natural gas supplies and allow additional market penetration in the Pacific Northwest. Ongoing development of projects like GTN XPress and our PXP and Westbrook XPress expansions in the Northeast continue to demonstrate our ability to economically and efficiently expand our existing infrastructure which we believe will create value for our customers and our unitholders well into the future.”

Third quarter highlights (unaudited)
•	generated net income attributable to controlling interests of $56 million
•	paid cash distributions of $47 million
•	declared cash distribution of $0.65 per common unit for the third quarter of 2019
•	generated EBITDA of $100 million and distributable cash flow of $78 million
•	announced the approximately $335 million GTN XPress project which will transport approximately 250,000 Dth/day of additional volumes in late 2023
• •	continued to progress our growth projects with Portland XPress II and Westbrook XPress I in service since November 1 proceeding with $13 million Tuscarora XPress project

The Partnership’s financial highlights for the third quarter of 2019 compared to the same period in 2018 were:
	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars, except per common unit amounts)	2019	2018	2019	2018
Net income	59	65	216	241
Net income attributable to controlling interests	56	62	204	231
Net income per common unit – basic and diluted (a)	$0.76	$0.79	$2.79	$3.11

Earnings before interest, taxes, depreciation and amortization (EBITDA) (b)	100	113	341	386

Cash distributions paid	(47)	(47)	(142)	(171)
Class B distributions paid	-	-	(13)	(15)
Distributable cash flow (b)	78	83	264	296

Cash distribution declared per common unit	$0.65	$0.65	$1.95	$1.95

Weighted average common units outstanding – basic and diluted (millions) (c)	71.3	71.3	71.3	71.3

Common units outstanding, end of period (millions) (c)	71.3	71.3	71.3	71.3

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of net income attributable to the General Partner, by the weighted average number of common units outstanding. Refer to the “Financial Summary-Consolidated Statements of Income” section of this release.

(b)
Distributable cash flow and EBITDA are non-GAAP financial measures. Refer to the description of these non-GAAP financial measures in the section of this release entitled “Non-GAAP Measures” and the Supplemental Schedule for further detail.

(c)
Under the at-the-market (ATM) program, no common units were issued during the three and nine months ended September 30, 2019 (three and nine months ended September 30, 2018 – nil and 732,973 units issued).

Recent business developments:
Cash distributions – On October 22, 2019, the board of directors of our General Partner declared the Partnership’s third quarter 2019 cash distribution in the amount of $0.65 per common unit payable on November 14, 2019 to unitholders of record as of November 1, 2019. The declared distribution to our General Partner was $1 million for its two percent general partner interest.
GTN XPress Project (GTN XPress) - On November 1, 2019, we announced that GTN will move forward with the GTN XPress project which will transport approximately 250,000 Dth/day of additional volumes of natural gas enabled by TC Energy’s system expansions upstream. The estimated total project cost of this integrated reliability and expansion project is $335 million. The project’s reliability work is anticipated to be in service by the end of 2021 and will account for more than three quarters of the total project cost.  These costs are expected to be recovered in recourse rates.  The project’s expansion work is anticipated to be commercially phased into service through November 2023. GTN XPress is 100 percent underpinned by fixed rate negotiated contracts with an average term in excess of 30 years. The incremental capacity is expected to generate approximately $25 million in revenue annually when fully in service.

Tuscarora XPress Project (Tuscarora XPress) - Tuscarora XPress is an estimated $13 million expansion project through additional compression capability at an existing Tuscarora facility. Tuscarora XPress is 100 percent underpinned by a 20-year contract and will transport approximately 15,000 Dth/day of additional volumes when completed in November 2021. Tuscarora XPress is expected to generate approximately $2 million in revenue on an annualized basis when fully in service.

Results of operations
The Partnership’s net income attributable to controlling interests decreased by $6 million in the three months ended September 30, 2019 compared to the same period in 2018, mainly due to the following:
Transmission revenues – Revenues were lower due largely to the decrease in revenue from Bison. During the fourth quarter of 2018, two of Bison’s customers elected to pay out the remainder of their contracted obligations on Bison and terminate the associated transportation agreements. Revenues were also impacted by the following:

•
higher revenue on GTN primarily due to the one-time $9 million charge against revenue in the third quarter of 2018 related to the 2018 settlement with its shippers which did not apply in the third quarter 2019, partially offset by the impact of its scheduled 10 percent rate decrease effective January 1, 2019;

•
higher revenue from PNGTS primarily due to higher discretionary services due to an unseasonably warm summer and power generation demands in addition to new revenues from Phase I of its Portland XPress (PXP) project that went into service November 1, 2018, partially offset by lower contracted revenue as a result of the expiration of its legacy recourse rate firm contracts;

•	lower short-term firm transportation services sold by North Baja; and
•	lower revenue on Tuscarora due to its scheduled 10.8 percent rate decrease effective August 1, 2019 as part of the settlement reached with its customers in 2019.

Equity earnings - The $3 million decrease was primarily due to the following:

•
decrease in equity earnings from Great Lakes as a result of an increase in operating costs related to compliance programs and estimated costs related to right-of-way renewals combined with an increase in allocated management costs from TC Energy; and

•	decrease in Iroquois’ equity earnings as a result of the scheduled reduction of its existing rates as part of the 2019 settlement with shippers.
Operation and maintenance expenses - The increase in operation and maintenance expenses was primarily due to an overall net increase in:
•	operational costs related to our pipeline systems' compliance programs; and
•	increase in TC Energy’s allocated costs related to corporate support functions and common costs such as insurance.
Depreciation – The decrease in depreciation expense was a direct result of the elimination of Bison’s depreciable base during the fourth quarter of 2018.
Financial charges and other - The $3 million decrease was primarily attributable to the full repayment of our $170 million term loan during the fourth quarter of 2018, together with a $115 million reduction of our overall debt balance year-to-date which included a net $40 million repayment of borrowings under our Senior Credit Facility during the first quarter of 2019 and a $50 million payment on our 2013 term loan facility during the second quarter of 2019.
EBITDA was lower for the third quarter of 2019 compared to the same period in 2018. The $13 million decrease was primarily due to lower revenue and equity earnings and higher operation and maintenance expenses during the period, as discussed above.

Our distributable cash flow decreased by $5 million in the third quarter of 2019 compared to the same period in 2018 due to the net effect of:
•	lower EBITDA from our consolidated subsidiaries;
•	higher maintenance capital expenditures related to major compression equipment overhauls and pipe integrity costs on GTN as a result of higher transportation volumes of natural gas;
•	lower Class B allocation due to the increase in maintenance capital expenditures which reduced the distributable cash flow generated by GTN;
•
lower interest expense due to the full repayment of the $170 million term loan during the fourth quarter of 2018 and the repayment of borrowings under our senior credit facility and term loan facility in the first half of 2019;

•	lower distributions from Great Lakes resulting from decreased earnings and increased maintenance capital spending; and
•	additional distribution received from Iroquois due to the surplus cash it accumulated from the previous year's higher net income.

Cash flow analysis

Operating cash flows
In the nine months ended September 30, 2019, the Partnership’s net cash provided by operating activities decreased by $10 million compared to the same period in 2018 primarily due to the net effect of:
•	increase in distributions received from equity investments as a result of:
o	lower maintenance capital spending during the nine months ended September 30, 2019 on Northern Border;
o	net higher earnings generated by Northern Border and Great Lakes compared to the same period in the prior year;
o	increase in distributions from Iroquois related to cash generated from prior years’ operating activities;
•
lower net cash flow from operations of our consolidated subsidiaries primarily due to the decrease in revenue from Bison, North Baja and Tuscarora partially offset by an increase in PNGTS’ revenue; and

•	impact from amount and timing of operating working capital changes.
Investing cash flows
During the nine months ended September 30, 2019, the cash provided by our investing activities was a net cash inflow of $1 million compared to a net outflow of $24 million in the same period in 2018 primarily due to the net impact of the following:
•	$50 million distribution received from Northern Border that was considered a return of investment during the second quarter of 2019;
• •
$4 million equity contribution to Iroquois representing the Partnership’s 49.34 percent share of a $7 million cash call from Iroquois to cover costs of regulatory approvals related to their capital project; and
higher capital maintenance expenditures on GTN for reliability projects together with continued capital spending on our PXP project.

Financing cash flows
The Partnership’s net cash used for financing activities was approximately $27 million lower in the nine months ended September 30, 2019 compared to the same period in 2018 primarily due to the net effect of:
•	$42 million decrease in net debt repayments;
•	$29 million decrease in distributions paid to common unitholders as a result of a lower per unit distribution paid beginning in second quarter 2018 in response to the 2018 FERC Actions;
•	$7 million increase in distributions paid to non-controlling interests during the nine months ended September 30, 2019;
•	$2 million decrease in distributions paid to Class B units in 2019 as compared to 2018; and
•	no ATM equity issuances in 2019 year-to-date.

At September 30, 2019, our cash and cash equivalents balance was higher than at December 31, 2018 by approximately $57 million and our debt balance was lower by $115 million, $83 million of which was reduced during the second quarter. As of November 7, 2019, the available borrowing capacity under our Senior Credit Facility is $500 million. We believe our cash position, remaining borrowing capacity on our Senior Credit Facility, and our operating cash flows are sufficient to fund our short-term liquidity requirements, including distributions to our unitholders, ongoing and planned capital expenditures and required debt repayments. As our GTN XPress project progresses, we anticipate funding the Partnership's share of the required capital using cash on hand and drawings under the senior credit facility, if required.

Non-GAAP financial measures
The following non-GAAP financial measures are presented as a supplement to our financial statements:
·	EBITDA
·	Total distributable cash flow
·	Distributable cash flow

EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the most comparable measure of net income. It measures our earnings before deducting interest, depreciation and amortization, taxes, net income attributable to non-controlling interests, and includes earnings from our equity investments.
Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amounts presented.
Total distributable cash flow includes EBITDA plus:
•	distributions from our equity investments
less:
•	earnings from our equity investments,
•	equity allowance for funds used during construction (if any),
•	interest expense,
•	income taxes,
•	distributions to non-controlling interests, and
•	maintenance capital expenditures from consolidated subsidiaries.

Distributable cash flow is computed net of distributions declared to the General Partner and any distributions allocable to Class B units. Distributions declared to the General Partner are based on its two percent interest plus, if applicable, an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN’s distributable cash flow for the year ending December 31, 2019 less $20 million (2018 - less $20 million) and, if required, the percentage by which distributions payable to common units were reduced (Class B Reduction). The Class B Reduction was implemented during the first quarter of 2018 following the Partnership’s common unit distribution reduction of 35 percent. The Class B Reduction will apply to any calendar year during which distributions payable in respect of common units for such calendar year are less than $3.94 per common unit.
The non-GAAP financial measures described above are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating capacity.
The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.
For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the table captioned "Reconciliation of Net income to Distributable Cash Flow” included at the end of this release.
Conference call
Members of the investment community and other interested parties are invited to participate in a teleconference by calling 800.377.0758 on Thursday, November 7, 2019 at 10:00 a.m. CST/11:00 a.m. EST. Nathan Brown, President of the General Partner, along with other members of management, will discuss the Partnership’s third quarter financial results and provide an update on the Partnership’s business, followed by a question and answer session. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com/events or via the following URL: http://www.gowebcasting.com/10365. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.
A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. CST and midnight EST on November 14, 2019, by calling 800.408.3053, then entering pass code 8347750#.
About TC PipeLines, LP
TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TC Energy Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.
Forward-looking statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be “forward-looking statements”. These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to the ability of these assets to generate ongoing value to our unitholders, impact of potential impairment charges, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, potential changes in the taxation of MLP investments by state or federal governments such as the elimination of pass-through taxation or tax deferred distributions, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, and our ability to access  debt and equity markets that negatively impacts the Partnership’s ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A. in our Annual Report on Form 10-K for the year-ended December 31, 2018 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC.

All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media enquiries:
Hejdi Carlsen / Jaimie Harding
403.920.7859 or 800.608.7859

Unitholder and Analyst enquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars, except per common unit amounts)	2019	2018	2019	2018

Transmission revenues	93	103	299	328
Equity earnings	31	34	115	129
Operation and maintenance expenses	(18)	(15)	(51)	(48)
Property taxes	(6)	(7)	(19)	(21)
General and administrative	(2)	(2)	(6)	(4)
Depreciation and amortization	(19)	(25)	(58)	(73)
Financial charges and other	(20)	(23)	(63)	(69)
Net income before taxes	59	65	217	242
Income taxes	--	-	(1)	(1)
Net income	59	65	216	241

Net income attributable to non-controlling interests	3	3	12	10
Net income attributable to controlling interests	56	62	204	231

Net income attributable to controlling interest allocation
Common units	54	57	199	222
General Partner	1	1	4	5
Class B units	1	4	1	4
	56	62	204	231

Net income per common unit – basic and diluted (a)	$0.76	$0.79	$2.79	$3.11

Weighted average common units outstanding – basic and diluted (millions)	71.3	71.3	71.3	71.3

Common units outstanding, end of period (millions)	71.3	71.3	71.3	71.3

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner’s two percent general partner interest. For the year ending December 31, 2019, the amount allocable to the Class B units is equal to 30 percent of GTN’s annual distributable cash flow, less the threshold amount of $20 million and is further reduced by the Class B Reduction for 2019 (2018 – less the threshold of $20 million and the Class B Reduction).  During the three and nine months ended September 30, 2019, $1 million was allocated to the Class B units (September 30, 2018 - $4 million).

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets
(unaudited)
(millions of dollars)	September 30, 2019	December 31, 2018

ASSETS
Current Assets
Cash and cash equivalents	90	33
Accounts receivable and other	39	48
Inventories	9	8
Other	2	8
	140	97
Equity investments	1,094	1,196
Property, plant and equipment
(Net of $1,163 accumulated depreciation; 2018 - $1,110)	1,517	1,529
Goodwill	71	71
Other assets	-	6
TOTAL ASSETS	2,822	2,899

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	31	36
Accounts payable to affiliates	6	6
Accrued interest	20	12
Current portion of long-term debt	123	36
	180	90
Long-term debt, net	1,871	2,072
Deferred state income taxes	9	9
Other liabilities	36	29
	2,096	2,200
Partners’ Equity
Common units	522	462
Class B units	96	108
General partner	14	13
Accumulated other comprehensive income (loss) (AOCI)	(8)	8
Controlling interests	624	591
Non-controlling interest	102	108
	726	699
TOTAL LIABILITIES AND PARTNERS’ EQUITY	2,822	2,899

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows
	Nine months ended
(unaudited)	September 30,
(millions of dollars)	2019	2018

Cash Generated from Operations
Net income	216	241
Depreciation and amortization	58	73
Amortization of debt issue costs reported as interest expense	1	1
Amortization of realized losses	-	2
Equity earnings from equity investments	(115)	(129)
Distributions received from operating activities of equity investments	168	142
Change in other long-term liabilities	1	(1)
Equity allowance for funds used during construction (AFUDC equity)	(1)	-
Change in operating working capital	16	25
	344	354
Investing Activities
Investment in Great Lakes	(5)	(4)
Investment in Iroquois	(4)	-
Distribution received from Iroquois as return of investment	8	8
Distribution received from Northern Border as return of investment	50	-
Capital expenditures	(48)	(28)
	1	(24)
Financing Activities
Distributions paid to common units, including the General Partner	(142)	(171)
Distributions paid to Class B units	(13)	(15)
Distributions paid to non-controlling interests	(18)	(11)
Common unit issuance, net	-	40
Long-term debt issued, net of discount	21	159
Long-term debt repaid	(136)	(316)
Debt issuance costs	-	(1)
	(288)	(315)
Increase in cash and cash equivalents	57	15
Cash and cash equivalents, beginning of period	33	33
Cash and cash equivalents, end of period	90	48

TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow

	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars)	2019	2018	2019	2018
Net income	59	65	216	241

Add:
Interest expense (a)	22	23	66	71
Depreciation and amortization	19	25	58	73
Income taxes	-	-	1	1

EBITDA	100	113	341	386

Add:
Distributions from equity investments (b) (f)
Northern Border (c)	21	22	69	60
Great Lakes	7	10	39	49
Iroquois (d)	28	14	56	42
	56	46	164	151
Less:
Equity earnings:
Northern Border	(15)	(16)	(50)	(49)
Great Lakes	(8)	(9)	(37)	(45)
Iroquois	(8)	(9)	(28)	(35)
	(31)	(34)	(115)	(129)
Less:
AFUDC equity	-	-	(1)	-
Interest expense (a)	(22)	(23)	(66)	(71)
Income taxes	-	-	(1)	(1)
Distributions to non-controlling interest (e)	(4)	(3)	(14)	(12)
Maintenance capital expenditures (f)	(19)	(11)	(40)	(21)
	(45)	(37)	(122)	(105)

Total Distributable Cash Flow	80	88	268	303
General Partner distributions declared (g)	(1)	(1)	(3)	(3)
Distributions allocable to Class B units (h)	(1)	(4)	(1)	(4)
Distributable Cash Flow	78	83	264	296

(a)	Interest expense as presented includes net realized loss related to the interest rate swaps.
(b)
Amounts are calculated in accordance with the cash distribution policies of each of our equity investments. Distributions from our equity investments represent our respective share of these entities’ quarterly distributable cash for the current reporting period.

(c)	Excludes the $50 million additional distribution received from Northern Border. The entire proceeds were used by the Partnership to partially repay our 2013 Term Loan Facility.
(d)
This amount represents our proportional 49.34 percent share of the distribution declared by our equity investee, Iroquois, for the current reporting period and includes our 49.34 percent share of the Iroquois unrestricted cash distribution amounting to approximately $2.6 million and $7.8 million, respectively, for both the three and nine months ended September 30, 2019 and September 30, 2018 and an additional cash distribution we received amounting to approximately $15 million for both the three and nine months ended September 30, 2019 (2018-none) related to the increase in the cash Iroquois generated from its higher net income in 2017 (post acquisition) and 2018.

(e)	Distributions to non-controlling interests represent the respective share of our consolidated entities’ distributable cash from earnings not owned by us for the periods presented.
(f)
The Partnership’s maintenance capital expenditures include cash expenditures made to maintain, over the long term, the operating capacity, system integrity and reliability of our pipeline assets. This amount represents the Partnership’s and its consolidated subsidiaries’ maintenance capital expenditures and does not include the Partnership’s share of maintenance capital expenditures for our equity investments. Such amounts are reflected in “Distributions from equity investments” as those amounts are withheld by those entities from their quarterly distributable cash.

(g)	No incentive distributions were declared to the General Partner for the nine months ended September 30, 2019 and 2018.
(h)
Distributions allocable to the Class B units are based on 30 percent of GTN’s distributable cash flow during the current reporting period but declared and paid in the subsequent reporting period. For the three and nine months ended September 30, 2019 and 2018, $1 million and $4 million was allocated to the Class B units, respectively.